Exhibit 10.1

CONSULTANT & SEPARATION AGREEMENT

This CONSULTANT & SEPARATION AGREEMENT (the “Agreement”), effective on June 16, 2023 (the “Effective Date”), is by and between Scott Durall, an individual, (“Consultant”) and Surgalign Spine Technologies, Inc., a Delaware corporation with an address at 520 Lake Cook Road, Suite 315, Deerfield, IL 60015 (“Surgalign” or “Company”) (each individually a “Party”, and collectively “the Parties”).

WHEREAS, Surgalign is a global surgical implant company that provides surgeons with biologic, metal and synthetic implants; and

WHEREAS, the parties wish to transition Consultant from providing services to Surgalign in the capacity of an employee to providing services in the capacity as a consultant effective as of the day immediately following the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, Surgalign and Consultant agree as follows:

1 – SEPARATION OF EMPLOYMENT

1.1 The Parties agree that Consultant’s employment with the Company and any of its affiliates terminated as of the Effective Date and that Executive’s termination shall be treated as a voluntary termination without “Good Reason” (or equivalent term) for purposes of all applicable plans, agreements or arrangements with the Company or its affiliates. For the avoidance of doubt, Consultant agrees that Consultant has resigned, as of the Termination Date, from all positions as an employee and officer and director (or its equivalent) with the Company and any of its affiliates. Consultant will be paid for all unpaid wages and accrued vacation up to the Effective Date, minus appropriate tax withholdings and deductions and shall also be reimbursed for all appropriate business expenses related to pre-approved projects and travel in accordance with the policies of the Company incurred up to the Effective Date. Except for the wages and expenses set forth in this section, Consultant has been paid all wages and expenses owed up to the Effective Date.

1.2 Consultant and Company agree that by executing this Agreement, Consultant hereby acknowledges that Consultant has received all compensation due from and, in light of such payment, acknowledges that California Labor Code § 206.5 is not applicable. That section provides, in part: No employer shall require the execution of any release or any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

1.3 Consultant agrees and acknowledges that, except as explicitly set forth in Section 2 of this Agreement or in the Release (as defined below), Consultant shall not be entitled to any compensation from the Company (including, for the avoidance of doubt, any incentive bonus or severance pursuant to any employment agreement or other arrangement with the Company), and hereby waives and releases any right to any such amount.

1.4 Certain of the payments and benefits provided for herein are subject to, and in consideration for, Consultant’s execution and non-revocation of the Release.

2 – CONSULTING MATTERS

2.1 Consultant shall provide consulting services to Surgalign (the “Services”) as set forth in Exhibit A (Schedule of Services). Consultant shall perform the Services in a professional and competent manner and in compliance with all applicable federal, state and local laws, rules and regulations.

3 – COMPENSATION

3.1 Surgalign shall pay to Consultant the following compensation for Services performed hereunder:

3.1.1

$33,000 per month, prorated for partial months, for rendering Services to Surgalign, payable in arrears by the 10th day of the month following the month in respect of which the Services were performed.

3.1.2	Reimbursement for reasonable and documented out-of-pocket expenses incurred by Consultant in connection with performance of the Services.

3.1.3

All Consultant travel plans relating to this Agreement must be pre-approved by Surgalign. Consultant will be entitled to reimbursement of actual travel expenses in accordance with Surgalign’s travel policy in effect at the time of travel. Actual travel time shall be calculated from the point of departure to the point of destination and shall be limited to a maximum of eight (8) hours per travel day, unless otherwise approved in advance by Surgalign. Travel distances less than fifty (50) miles shall not be eligible for payment or reimbursement.

3.2 Consultant will not be entitled to participate in any Company benefit plan.

4 - INTELLECTUAL PROPERTY MATTERS

4.1 For the purposes of this Agreement, “Work Product” is defined as all work product, deliverables, devices, inventions (whether or not patentable or reduced to practice), ideas, information and works of authorship (whether in written or other form and whether or not patentable or protectable by copyright), and know-how that have been discovered, developed or otherwise created by Consultant as a result of performance under this Agreement, or through the use of knowledge or information obtained from Surgalign. Consultant shall disclose all Work Product to Surgalign. Work Product comprised of copyrightable works shall be deemed work made for hire for the benefit of Surgalign. Consultant acknowledges all Work Product, and all associated patent, copyright, trademark, trade secret and other intellectual property rights embodied in such Work Product, or otherwise created by Consultant in the course of performing hereunder (“IP Rights”), shall be the exclusive property of Surgalign. Consultant further acknowledges and agrees that Surgalign may, in its sole discretion, create derivative works from such Work Product, including, but not limited to, audio recordings, audiovisual recordings or any other form of derivative work in which such Work Product may be recast, transformed or adapted. Such derivative works shall also be the exclusive property of Surgalign. Consultant is not granted any rights, whether expressly, implied or by estoppel, to such Work Product, derivative works or IP Rights. To the extent exclusive right, title and interest in and to such Work Product, derivative works and IP Rights do not reside exclusively with Surgalign by operation of law or this Agreement, Consultant agrees to and hereby does assign to Surgalign all right, title and interest in and to such Work Product, derivative works and IP Rights. To the extent such Work Product, derivative works and/or IP Rights cannot be assigned to Surgalign, Consultant agrees to and hereby does waive all rights of Consultant in and to such Work Product, derivative works and IP Rights. Consultant will cooperate with all requests of Surgalign to perfect the assignments and waivers set forth in this Section, including cooperation in the form of execution and filing of additional assignment documents and patent applications.

4.1.1

Consultant represents and warrants that all Work Product shall be the original work of Consultant and that such Work Product, and Consultant’s provision of the Services hereunder, do not infringe or misappropriate the intellectual property rights of any third party.

4.2 During the term of this Agreement, as may be extended, and for a period of five (5) years following the termination or expiration of this Agreement (the “Confidentiality Period”), Consultant agrees to keep in confidence and not use any Confidential Information in any manner whatsoever, other than for the sole purpose of assisting Surgalign pursuant to this Agreement. Notwithstanding the foregoing, Confidential Information designated in writing as “trade secret” shall be deemed by Surgalign, in its sole discretion, to have competitively sensitive value beyond the Confidentiality Period and shall be maintained as confidential by Consultant under the terms of this Agreement for so long as the Confidential Information so designated continues to be a trade secret, as that term is defined by the Uniform Trade Secret Act, drafted by the National Conference of Commissioners on Uniform State Laws, as amended 1985. Without limiting the generality of the foregoing, Consultant shall not use any Confidential Information for the purposes of trading securities. As used in this Agreement, “Confidential Information” means the Work Product, as well as Surgalign’s trade secrets, formulas, processes, methods, know-how and other information related to biologic, metal and synthetic implants including, but not limited to, allograft and xenograft tissue grafts, and associated patents and patent applications, inventions, surgical instruments, technical data, drawings or specifications, testing and/or production methods, business or financial information, research and development activities, product and marketing plans, donor information, medical records, and customer and supplier information, which is proprietary and of a confidential nature, and when furnished, shown or disclosed to Consultant is specifically designated in writing or orally as “confidential”, or which is of such nature and character that a reasonable person in the trade would understand the information to be confidential without the necessity of it being so designated. The obligations of Consultant under this Section 4 shall survive expiration or termination of this Agreement.

4.3 Consultant shall not disclose, publish, communicate, or reveal Surgalign’s Confidential Information to any third party unless:

a.

express prior written permission is given by Surgalign and only after such third party executes an agreement with contractual obligations of confidentiality and non-use with respect to such Confidential Information that are at least as protective as those contained in this Agreement, and provided that Consultant remains ultimately responsible for such third party’s acts and omissions with respect to such Confidential Information; or

b.

in the event Confidential Information is required to be disclosed to comply with applicable laws, or with a court or administrative order, Consultant shall (i) provide Surgalign with immediate notice upon learning that such disclosure is required, (ii) use best efforts to assist Surgalign in taking all reasonable and lawful actions as deemed prudent by Surgalign to obtain confidential treatment for the Confidential Information for which disclosure is sought, and (iii) minimize the extent of such disclosure.

4.4 The provisions of this Agreement regarding confidentiality and non-use of Confidential Information will not apply to, and Confidential Information does not include, information which:

a.	was independently developed or discovered by Consultant without use or benefit of Surgalign’s Confidential Information, as demonstrated by Consultant’s written records;

b.	is already available to the public;

c.	becomes available to the public through no fault of the Consultant;

d.	was known to Consultant prior to its disclosure hereunder by Surgalign, as demonstrated by Consultant’s written records; or

e.	is provided to Consultant without obligations of confidentiality and non-use by a third party having the right to so provide such information.

4.5 Upon the termination or expiration of this Agreement, or within ten (10) days from receipt of request by Surgalign, Consultant shall return to Surgalign all originals, copies, and summaries of documents, material, and other tangible manifestations of Work Product and Confidential Information in the possession or control of Consultant, and destroy all intangible manifestations thereof (e.g., electronic files). The obligation of Consultant to return Work Product and Confidential Information to Surgalign and to destroy intangible manifestations thereof shall survive until fulfilled.

4.6 Consultant acknowledges that Surgalign is a global surgical implant company providing surgeons with safe biologic, metal and synthetic implants and stipulates that the restrictions set forth herein are necessary to protect the legitimate business interests of Surgalign in guarding trade secrets and patentable subject matter, preserving the goodwill of its customers and business, preventing solicitation of its customers, and preventing the unauthorized use of its Confidential Information and the Work Product created hereunder.

4.7 Consultant agrees and acknowledges that Consultant remains bound by, and shall comply with, any restrictive covenant agreements between Consultant and the Company and any of its affiliates.

5—TERM AND TERMINATION

5.1 The term of this Agreement shall commence on the Effective Date and continue until October 16, 2023, unless otherwise terminated early as set forth in Section 5.2 herein.

5.2 This Agreement may be terminated by Consultant at any time, with or without cause, or by the Company, with cause, by providing the other Party with thirty (30) days’ advance written notice. In the event Consultant fails to execute and not revoke the General Release of All Claims (the “Release”) attached hereto as Exhibit B within the period specified therein, this Agreement shall automatically terminate as of expiration of such period.

6 – GENERAL PROVISIONS

6.1 Consultant represents and warrants that Consultant has not signed, is not subject to, and is not otherwise cognizant of any issues (including, without limitation, any agreement, clause, covenant, non-compete, non-solicit, or promise) that would be a conflict of interest with the terms and provisions of this Agreement or Consultant’s performance or otherwise prohibit or in any degree restrict, interfere with, or affect his/her fulfilling all of the anticipated duties described herein. In the event Surgalign or Consultant identifies a conflict of interest issue, the identifying Party will immediately notify the other Party in writing, and the Parties will work together to rectify the conflict of interest issue. Any such conflict of interest shall be resolved to the satisfaction of Surgalign within forty-eight (48) hours of such notice, or this Agreement is otherwise immediately terminable by Surgalign in its sole discretion.

6.2 This Agreement may not be transferred or assigned by the Consultant, in whole or in part, except with the prior written consent of Surgalign. Surgalign may in its sole discretion assign this Agreement or its rights hereunder.

6.3 This Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law rules. Venue for any legal proceeding or action at equity or law arising out of or for purposes of this Agreement shall lie in the state and federal courts the State of Delaware, and Consultant agrees that such courts shall have personal jurisdiction over Consultant and hereby waives any objection thereto. The prevailing Party in any dispute arising under, out of, or in relation to this Agreement shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing Party, including, as applicable, any cost of appeal.

6.4 Nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any license or rights under patents, trade secrets, know-how, copyrights, or other intangible rights of Surgalign other than those specifically set forth herein.

6.5 The Parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Agreement.

6.6 OTHER THAN ANY WARRANTY EXPRESSLY MADE IN THIS AGREEMENT, SURGALIGN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT SHALL (A) SURGALIGN BE LIABLE HEREUNDER FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER SURGALIGN KNEW OF THE POSSIBILITY OF SUCH DAMAGES; OR (B) SURGALIGN’S AGGREGATE LIABILITY HEREUNDER EXCEED THE AMOUNTS ACTUALLY PAID BY SURGALIGN TO CONSULTANT HEREUNDER.

6.7 The right of either Party to terminate this Agreement, as provided under Section 5 herein, shall not be an exclusive remedy, and either Party shall be entitled, if the circumstances warrant, alternatively or cumulatively, to damages for breach of this Agreement, or to an order or injunction requiring performance of the obligations of this Agreement or to any other remedy available at law or equity.

6.8 This Agreement constitutes the entire agreement and understanding of the Parties with regard to the subject matter hereof and supersedes all prior discussions, negotiations, understandings and agreements between the Parties concerning the subject matter hereof.

6.9 This Agreement may be amended only by written agreement of the Parties hereto.

6.10 If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

6.11 In the event any portion of this Agreement may be deemed less stringent than applicable laws, regulations, or official guidance from an applicable governmental authority, the Parties agrees to confer and negotiate in good faith to amend this Agreement to comply with the more stringent standard.

6.12 Each Party to this Agreement hereby agrees to execute, acknowledge and deliver all such further instruments as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

6.13 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.14 Neither party shall be responsible or liable to the other party for nonperformance or delay in performance of any terms or conditions of this Agreement, except for those relative to the protection of proprietary rights, due to circumstances beyond the control of the nonperforming or delaying party including, but not limited to, acts of God, acts of government, wars, riots, third party criminal acts, strikes or other labor disputes, shortages of labor or materials, fires and floods; provided the nonperforming or delaying party provides to the other party written notice of the existence and reason for such nonperformance or delay. Notwithstanding the foregoing, the nonperformance or delay by any party in excess of thirty (30) days shall constitute cause for termination of this Agreement with such notice given in writing by one Party to the other.

6.15 Any notice required under this Agreement shall be in writing and delivered to the other Party as follows:

Consultant:

Scott Durall

__________

__________

Surgalign:	With copy to:

Surgalign Spine Technologies, Inc. 520 Lake Cook Road, Suite 315 Deerfield, IL 60015 Attn: Chief Financial Officer	Surgalign Spine Technologies, Inc. 520 Lake Cook Road, Suite 315 Deerfield, IL 60015 Attn: Legal Department

All notices shall be deemed duly served on the date delivered to the other Party at the address stated above, whether in person, sent by certified mail, postage prepaid, return receipt requested, or sent by Federal Express (or other similar recognized courier) postage prepaid. Either Party may change its address for purposes of this Agreement by giving the other Party written notice of such as provided herein.

6.16 Surgalign and Consultant each acknowledge that they are independent contractors with regard to the subject matter hereof. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Surgalign and Consultant. Both Parties acknowledge that Consultant is not an employee of Surgalign for state or federal tax purposes, workers’ compensation, or any other purpose or benefit. Neither Consultant nor Surgalign shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

6.17 Notwithstanding any other provision of this Agreement, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding any other provision of this Agreement, if Consultant files a lawsuit for retaliation by Surgalign for Consultant’s reporting a suspected violation of law, Consultant may disclose a trade secret to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

6.18 This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.

6.19 The provisions of this Agreement that, by their sense and context, are intended to survive the termination or expiration of this Agreement shall so survive the termination or expiration, including, without limitation, the provisions regarding confidentiality, warranty, limitation of liability, notice and the obligation to make any and all payments due hereunder.

IN WITNESS WHEREOF, the Parties have caused this instrument to be executed.

Scott Durall	Surgalign Spine Technologies, Inc.

Signature: /s/ Scott Durall Date: June 16, 2023	By: /s/ Suzanne Zoumaras Name: Suzanne Zoumaras Title: Chief People Officer Date: June 16, 2023

Exhibit A

Schedule of Services

Term:	June 17, 2023 - October 16, 2023

Monthly Rate:	$33,000, billed according to the terms in this Agreement

Reporting to:	Terry Rich, President and CEO

Services:	Consultant will provide services related to his prior position as CCO, including oversight of several projects, completion of the salary planning and performance processes and other assignments as designed by Terry Rich or his delegates

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (hereinafter “Agreement”) is made and entered into by and between Scott Durall (hereinafter “Employee”) and Surgalign Spine Technologies, Inc. (hereinafter “Company”) (collectively, “the Parties”) as of the Effective Date set forth below.

RECITALS

WHEREAS, Employee’s employment ended for all purposes effective June 16, 2023;

C. WHEREAS, it is the intent of Employee and Company to provide for a smooth transition as Employee leaves the Company;

D. Employee and Company wish to resolve any possible differences that may exist between them, including any and all disputes relating to Employee’s employment with Company;

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.

Separation Date. Employee’s employment with the Company ceased effective June 16, 2023 (“Separation Date”) pursuant to the Consultant and Separation Agreement, dated as of June 16, 2023 (the “Separation Agreement”).

2.

Consideration to Employee After Separation Date. In addition to the right to continue to receive the payments and benefits in the Separation Agreement as set forth in Section 2 in accordance with Section 5.2 therein, Employee shall be entitled to receive $500 in exchange for the promises, covenants and releases contained herein provided Employee does not timely revoke this Agreement as provided in Paragraph 5(e) below.

3.

No Admission of Liability. Company and Employee understand and acknowledge that this Agreement shall not in any way be construed as an admission by Company or any of its respective current or former directors, officers, shareholders, Employees, agents, attorneys, parents, subsidiaries, affiliates, or representatives of any improper or unlawful treatment of Employee.

4.

General Release of All Claims. Employee for himself or herself and for his or her heirs, executors, administrators, assigns and successors, fully and forever releases, discharges, and promises never to assert against Company and each of its current, former and future parents, subsidiaries, affiliates, related entities, predecessors, successors, officers, directors, shareholders, agents, Employees, attorneys and assigns (collectively, the “Released Parties”), any and all claims, demands, liabilities and causes of action of every nature, kind and description, whether known or unknown, which Employee had, now has, or may in the future have against the Released Parties that arise out of or are in any way connected with Employee’s employment with Company or the termination of that employment (the “Released Claims”). The Parties expressly agree and acknowledge that nothing in this Agreement releases or waives any rights or claims that cannot be waived as a matter of law or public policy. The Released Claims include, but are not necessarily limited to:

(a)

Any and all common law, statutory or other claims for misclassification of employment status, tax related claims, wrongful discharge, breach of contract (both express and implied), breach of the covenant of good faith and fair dealing (both express and implied), negligent and intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with prospective economic advantage or contract, defamation, invasion of privacy, discrimination, harassment, retaliation and general negligence;

(b)

All claims or causes of action (whether known or unknown) arising out of or in any way, directly or indirectly, connected with Employee’s employment with Company, including, but not limited to, any claims or causes of action based on federal or state statute and/or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, sections 1981 through 1988 of Title 42 of the United States Code; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973, 29 U.S.C.A. §§ 701 et seq.; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Consolidated Omnibus Budget Reconciliation Act of 1985; the National Labor Relations Act; the Labor Management Relations Act, 29 U.S.C. § 185; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Worker Adjustment Retraining and Notification Act; the California Fair Employment and Housing Act, set forth at California Government Code §§ 12940 et seq.; the California Family Rights Act; the Unruh Civil Rights Act set forth at California Civil Code § 51; any and all provisions of the California Labor Code and California Business & Professions Code sections 17200, et seq. or any similar statute (including, without limitation, the California Worker Adjustment and Retraining Notification Act); any claim or cause of action arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims; and, any claims for short-term or long-term disability payments, unpaid wages, penalties, liquidated damages, severance, or any other payments;

(c)	Any claims or causes of action for costs, fees, or any other expenses, including attorneys’ fees; and

(d)	Any and all other claims, of any kind whatsoever arising out of any other law, statute, ordinance, constitution or decision relating to Employee’s employment with the Company.

(e)

Release of WARN Act Claims. The released matters above includes a waiver of rights and claims which Employee may have, now or in the future, arising under the federal Worker Adjustment and Retraining Notification Act and California Worker Adjustment and Retraining Notification Act (collectively, the “WARN Acts”). The Company does not currently know whether, with respect to Employee’s separation, the WARN Acts may be triggered within the next 30 or, if applicable, 90 day period. If the WARN Acts are in fact triggered within the next 30 or, if applicable, 90 day period, Employee may become entitled to receive 60 days of backpay and benefits pursuant to the WARN Acts. The Separation Amount may be less than the full amount to which Employee might be eligible to receive if the WARN Acts are triggered and deemed to apply to the termination of Employee’s employment, but payment of any such amounts will also be subject to the Company’s bankruptcy filing and the bankruptcy priority rules regarding payments to creditors, and consequently there is no guarantee that the Employee would receive the full amount of Employee’s potential entitlements under the WARN Acts. Employee understands that, by signing this release, Employee hereby waives Employee’s rights or claims under the WARN Acts arising in connection with Employee’s separation, whether existing now or accruing hereafter. Employee is advised to consult with an attorney regarding Employee’s waiver of rights and claims under the WARN Acts.

5.

Waiver of Civil Code Section 1542. By signing below, Employee expressly waives any and all rights and benefits conferred upon Employee by Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or releasing party.

Employee understands and agrees that the release given by him/her pursuant to this Agreement applies to all unknown, unsuspected, and unanticipated claims, liabilities and causes of action of any kind whatsoever which Employee may have against Company or any of the other Released Parties.

6.

Non-Assignment of Claims. Employee represents and warrants that s/he is the lawful owner of all interest in the Released Claims, that s/he has the authority to enter into this Agreement providing for the release and waiver of the Released Claims, and that s/he has neither assigned nor otherwise transferred any interest in any Released Claims.

7.

No Existing Claims. Employee represents and warrants that neither Employee nor Employee’s successors, heirs, administrators, executors, assigns, attorneys, agents or other representatives has: (1) currently filed, or intends to file, any complaints, charges, grievances or lawsuits against Company or any of the Released Parties, with any federal, state or other court or agency in any jurisdiction in the United States, and that if any such claim was filed, it has been dismissed and/or withdrawn; or (2) commenced, or intends to commence, any arbitration or other dispute resolution involving Company or any of the Released Parties.

8.

Confidentiality of Settlement. Employee agrees that confidentiality is one of the most important terms of this Agreement, and that the terms of this Agreement are a private matter. Accordingly, Employee agrees that s/he will not divulge or disclose the negotiation of this Agreement or the terms of this Agreement to any third party; provided, however, that:

(a)

Employee may disclose the terms of this Agreement as required by any governmental agency or to comply with a lawfully-issued subpoena or court order, after notice to Company in advance of such compliance and an opportunity to object;

(b)

Employee may disclose the terms of this Agreement to his/her spouse so long as the spouse is informed of the duty to keep this Agreement confidential and agrees in writing to comply with the terms of this Agreement; and

(c)

Employee may disclose the terms of this Agreement to tax advisors and attorneys, but only to the extent that it is required for the rendering of professional services, so long as the person is informed of the duty to keep this Agreement confidential and agrees in writing to comply with the terms of this Agreement; and

(d)

Notwithstanding anything to the contrary in this Agreement, this confidentiality provision, as well as the Non-Disparagement provision found in Paragraph 19 below, does not apply to the disclosure of factual information regarding (1) an act of sexual assault that is not governed by subdivision (a) of Section 1002 of the California Code of Civil Procedure; (2) an act of sexual harassment, as defined in Section 51.9 of the California Civil Code; (3) an act of workplace harassment or discrimination or failure to prevent an act of workplace harassment or discrimination or an act of retaliation against a person for reporting harassment or discrimination, as described in subdivisions (h), (i), (j), and (k) of Section 12940 of the California Government Code; or (4) information about unlawful acts in the workplace as specified in Section 12964.5 of the California Government Code, including but not limited to information pertaining to harassment or discrimination or any other conduct that Employee has reasonable cause to believe is unlawful. Pursuant to Section 12964.5 of the California Government Code, Employee is advised: “Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.” Employee nevertheless agrees that, even if Employee were to have any claims identified in this Paragraph (d), aside from factual information concerning such claims, Employee shall keep strictly confidential the Separation Amount and all other terms and provisions of this Agreement.

9.

Agreement to Arbitrate. The Parties agree that if any dispute arises concerning the interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by final and binding arbitration before JAMS conducted in San Diego, California. In the event that such a dispute arises, counsel for both Parties will attempt jointly to select an arbitrator. If unable to do so within fourteen (14) days of the commencement of the dispute, the JAMS rules for selecting an arbitrator shall govern. The arbitration decision shall be final and binding on the Parties, and any award issued by the arbitrator may be entered in any court of competent jurisdiction.

10.

Severability. Employee agrees that if any provision of the release given by him/her under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the arbitrator or courts may enforce all remaining provisions to the extent permitted by law.

11.

Ambiguities. Employee has had the opportunity to consult with counsel regarding this Agreement, and Employee has had a full opportunity to negotiate the contents of this Agreement. Employee expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of this Agreement, and Employee agrees that the language of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

12.

Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the Parties. It supersedes all prior understandings and agreements, both oral and written. There is no other agreement, written or oral, express or implied, between the Parties with respect to the subject matter hereof. This Agreement may be modified only by a writing signed by both Company and Employee.

13.

Consideration Period and Advice of Counsel. Employee must sign and return this Agreement on or before June 26, 2023. Employee is advised, and acknowledges, that Employee has a right to consult an attorney regarding this Agreement, and that Company has provided Employee with a reasonable period of time of not less than five business days in which to do so. Employee may voluntarily sign this Agreement prior to the end of the aforementioned time period; however, if Employee does so, by signing below, Employee acknowledges that their decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to Employees who sign such an agreement prior to the expiration of such time period. Each Party to this Agreement has read and understands this Agreement, and each signs this Agreement voluntarily, knowingly and without duress or coercion.

14.

Waiver, Amendment and Modification of Agreement. The Parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by the Parties. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

15.	Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

16.

Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Employee’s heirs, executors, and administrators, if any, and will be binding upon and will inure to the benefit of the individual or collective successors and assigns of Company, and all of its present and former directors, officers, employees, shareholders, agents, and all persons acting by, through, or in concert with any of them.

17.

Confidential and Proprietary Information. During the course of Employee’s employment, s/he had access to proprietary information, including trade secrets of the Company. “Proprietary Information” means information (a) that is not known by actual or potential competitors of the Company or is generally unavailable to the public; (b) that has been created, discovered, developed, or otherwise become known to the Company or in which property rights have been assigned or otherwise become known to the Company; and (c) that has material economic value or potential material economic value to Company’s present or future business. Proprietary Information shall include “Trade Secrets” (as defined under California Civil Code section 3426.1). Employee and the Company agree that Trade Secrets shall include but not be limited to all information developed or obtained by Company and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing): all methods, techniques, processes, ideas, research customer lists, prospect lists, interest lists, pricing structures, business forms, marketing programs and plans, financial structures, operational methods and tactics, cost information, the identity of or contractual arrangements, accounting procedures, and any document, record or other information of Company relating to the above regardless of whether such items have been reduced to tangible form (i.e., physical writing). Employee agrees that s/he will maintain the confidentiality of the Proprietary Information and will not publish or disclose, the Proprietary Information to any person including any future employers. Employee represents that s/he has not and will not remove any Proprietary Information from the offices of Company. Employee agrees that s/he will immediately surrender to Company all documents and materials in his/her possession or control, which contain Proprietary Information, and any other property belonging to Company.

18.

Non-Disparagement. Except as otherwise provided in Paragraph 9(d) above, Employee agrees not to disparage or comment negatively about the Company, or take any action which is intended, or would reasonably be expected, to harm the Company or its officers, directors or Employees, current and former, or its or their respective reputation or which would reasonably be expected to lead to unwanted or unfavorable opinion or publicity of the Company. Nothing herein in any way, restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

19.

Return of Company Property. Employee agrees and is responsible for returning all Company property on or before Separation Date and immediately upon discovery of unreturned Company property if discovered any time in the future.

20.

Effective Date. If Employee does not timely revoke this Agreement, the eighth day after the Employee executes the Agreement will be the Effective Date of this Agreement. If Employee timely revokes this Agreement, this Agreement becomes null and void, and Company shall not pay the Separation Amount to Employee.

AGREED TO:

Dated: 06/16/2023	/s/ Scott Durall Scott Durall

Dated: 06/16/2023	Surgalign Spine Technologies, Inc.

By /s/ Suzanne Zoumaras Suzanne Zoumaras Chief People Officer